Exhibit 10.28

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 5th day of May, 2008, by and between Gary Katcher (the “Employee”) and Libertas Holdings LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Knight Capital Group, Inc., a Delaware corporation, Knight/Trimark, Inc., a Delaware corporation (the “Purchaser”), the Company and New Libertas Holdings LLC, a Delaware limited liability company, the sole member and the Managing Member of the Company (the “Seller”) have entered into an Interest Purchase Agreement, dated May 5th, 2008 whereby the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of the outstanding interests of the Company (the “Purchase Agreement”);

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement, the Company will be a wholly owned subsidiary of Knight Capital Group, Inc. (Knight Capital Group, Inc. or its successor is hereinafter referred to as “Knight”);

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Purchase Agreement and as an inducement to the Company entering into the Purchase Agreement; and

WHEREAS, the Company desires to employ the Employee as an officer of the Company, and the Employee desires to be so employed, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows;

1.	Employment.

a.	Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve as Senior Managing Director, Head of Global Institutional Fixed Income, reporting to Thomas Joyce, or his successor to the position of Chief Executive Officer of Knight (the “Knight Officer”). The Employee agrees to perform such services commensurate with his position, including, but not limited to duties that are assigned to him from time to tune in the sole reasonable discretion of the Knight Officer. The Employee further agrees to promote the interests of the Company and to devote substantially all of his business time and energies and skill to the business and affairs of the Company in accordance with the lawful directions and orders of the Knight Officer or as may be assigned by the Knight Officer from time to time.

b.

The Employee further agrees that during the Employment Term (as defined below in Section 2). without the prior written consent of the Company (such consent to be in the Company’s reasonable discretion), he will not be and will not become, directly or indirectly, associated with any entity other than the Company (as a partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or in any other material relationship or capacity). Notwithstanding the foregoing, the Employee will be permitted to (i) with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), serve as a director or officer of trade associations, civic, educational, religious or charitable organizations, and for other businesses, if such function is not prohibited by the terms of

Section 6 below and (ii) own, solely as a passive investment, a non-controlling interest in any person or entity, if such ownership is not prohibited by the terms of Section 6 below (the interest of the Employee in any such person or entity includes any interests “beneficially owned” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Employee and his affiliates and members of his family). The Company hereby consents to the Employee engaging in the activities set forth on Exhibit A attached hereto, provided that such activities do not interfere in any material respect with the Employee’s ability to perform services under this Agreement.

2.	Employment Term. The Employee’s employment with the Company will commence upon the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”) and will end on the date which is three years after the Effective Date, unless earlier terminated as provided herein (the “Initial Term”); provided, however, that on each anniversary of the Effective Date following the expiration of the Initial Term, the term of employment hereunder shall be automatically extended for successive one-year periods unless either the Company or the Employee provides the other party with written notice not to extend the term of this Agreement at least thirty (30) days prior to such anniversary. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.	Compensation and Other Related Matters.

a.	Base Salary. As compensation for the services rendered by the Employee hereunder, the Company will pay to the Employee during the Employment Term compensation at a rate of not less than two hundred and fifty thousand dollars ($250,000) per annum, payable in accordance with the Company’s regular* payroll practices. Notwithstanding the above, with respect to any calendar year in which the Employee is employed by the Company for only a portion of such year, the Annual Base Salary shall be pro-rated accordingly. The Employee‘s base salary may be increased, but not decreased below its then current level, from time to time. The base salary as determined herein from time to time shall constitute “Annual Base Salary” for purposes of this Agreement.

b.

Annual Bonus.    With respect to each full year during the Employment Term, the Employee shall be eligible to earn an annual bonus award (an “Annual Bonus”), payable in a combination of cash and equity in accordance with Knight‘s then-current compensation policy at the time of payment; provided that in no event shall the value of the equity portion of the Annual Bonus consist of more than 25% of the total value of the Annual Bonus at the time of payment. The equity portion of the Annual Bonus will consist of an award of restricted shares of Knight common stock or restricted share units based on Knight common stock and shall be subject to the terms of the applicable award agreement and the equity plan underlying it and, except as otherwise provided in this Agreement, shall vest as to one-third (1/3rd) of the total grant on each of the first three anniversaries of the date of grant provided that the Employee is employed by the Company on each vesting date (the “Bonus Shares”). For each year of the Initial Term, the Employee’s Annual Bonus shall have an aggregate value of no less than one million dollars ($1,000,000) (the equity portion, if any, of such bonus shall be valued as of the date of grant), provided that the Employee remains employed by the Company through the bonus payment date (except as otherwise provided in Section 5 hereof}. Any Annual Bonus payable hereunder shall be paid no later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates. Notwithstanding the above, at the sole request of the Employee, any Annual Bonus payable during the Initial Term shall be forfeited, provided that the Employee provides such request to the Company by September 30 of the year preceding the year in which the Annual Bonus is to be paid.

c.	Other Employment Benefits. During the Employment Term, the Employee will be entitled to health and welfare, retirement, vacation, and other benefits provided to similarly situated employees of the Company in accordance with Knight’s policies as in effect from time to time.

d.	Expenses. During the Employment Term, the Employee will be entitled to receive prompt reimbursement from the Company of all travel, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Employee in the performance of his duties hereunder; provided, that the Employee properly accounts therefor hi accordance with the Company’s policies as hi effect from time to time.

4.	Termination. The Employee’s employment with the Company will terminate at the end of the Employment Term or upon the earlier occurrence of any of the following events (the “Termination Date”):

a.	The death of the Employee.

b.	The Employee’s failure, due to physical or mental injury, illness or incapacity, to perform the duties assigned to him and the services to be performed by him at the level previously performed by the Employee for a period of three (3) consecutive months or for a non-consecutive period of six (6) months within any twelve (12) month period (any such event, a “Disability”).

c.	The mutual agreement between, the Company and the Employee on an early termination date.

d.	The termination of employment by the Company’s action without Cause effective thirty (30) calendar days following the receipt of written notice by the Employee of the Company’s desire to end the employment relationship. The Company, in its sole discretion, may require the Employee to continue with the full-time duties of the Employee’s position during all or part of the thirty (30) calendar day period; provided, however, that the Company is under no obligation to provide the Employee with work during such period and may exclude the Employee from the premises of the Company during all or part of such period.

e.	The termination of employment by the Company for Cause, subject to the provisions of this Section 4 below.

f.	The termination of employment by the Employee for Good Reason following the receipt of written notice by the Company of the Employee’s desire to terminate the employment, which such notice must provide a reasonably detailed explanation of the Good Reason and must be provided to the Company within sixty (60) days of the event constituting Good Reason. Notwithstanding the foregoing, the Company shall have the opportunity to cure such Good Reason within thirty (30) days of receiving such notice. Any such termination shall be treated for purposes of this Agreement as a termination by the Company without Cause.

g.	The termination of employment by the Employee without Good Reason following the receipt of written notice by the Company of the Employee’s desire to terminate the employment at least thirty (30) days prior to the intended termination date.

For purposes of this Agreement, the term “Cause” shall mean, subject to the Employee’s right to cure any such event (other than an event described hi clauses (ii) and (hi) below), to the extent susceptible to cure, within twenty (20) calendar days after notice of the same shall have been given to the Employee in writing by the Company, (i) the deliberate or intentional failure by the Employee to perform his material duties hereunder, including the Employee’s intentional refusal to act upon a reasonable instruction of management; (ii) an intentional act of fraud, embezzlement or theft; (iii) intentional wrongful damage to material assets of the Company; (iv) the Employee’s failure to maintain any registration, license or other governmental authorization required to perform the Employee’s duties hereunder; (v) the failure of the Employee to comply with the provisions of Section 6(a). 6(b). 6(c) or 6(d) hereof that is adverse to the Company or Knight in any material respect; or (vi) the Employee’s violation of any law, rule, or regulation of any securities exchange or association or other governmental regulatory body that is adverse to the Company in any material respect or adversely affects the Employee’s ability to perform his duties under this Agreement in any material manner.

For purposes of this Agreement, the term “Good Reason” shall mean (i) the relocation by the Company of the Employee‘s primary place of employment with the Company to a location that is not within Greenwich, Connecticut or a ten (10) mile radius thereof (except for reasonable travel required by the Company or Knight in the ordinary course of business), (ii) a material diminution in the Employee’s Base Salary or other compensation or employee benefits, (iii) a material diminution in the Employee‘s duties, authorities or responsibilities, (iv) a change in the reporting structure applicable to the Employee so that the Employee no longer reports to Thomas Joyce or a successor to the position of Chief Executive Officer, or (v) the Company’s material breach of its obligations under this Agreement.

5.	Obligations of the Company Upon a Termination of Employment.

a.	Accrued Obligations. If the Employee’s employment with the Company terminates for any reason, the Company will pay or provide the Employee with the following: (i) the Employee’s unpaid fixed salary through the date of termination of employment, payable within thirty (30) days following termination, (ii) any accrued but unpaid vacation, payable within thirty (30) days following termination, (iii) any unreimbursed expenses to which the Employee is entitled pursuant to Section 3(d) above, (iv) except in the case of a termination by the Company for Cause or by the Employee without Good Reason, any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable entirely in cash in accordance with the payment provisions of Section 3(h) hereof, (v) except in the case of a termination by the Company for Cause or by the Employee without Good Reason, a pro-rata portion of the Employee’s Annual Bonus for the fiscal year in which the Employee’s termination occurs based on the Employee’s actual bonus paid for services performed in the year prior to the year of tennination, payable entirely in cash within thirty (30) days following termination, and (vi) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or hinge benefit plan or program or grant or this Agreement.

b.	Severance

i.	If the Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by the Employee for Good Reason during the Employment Term, subject to the Employee executing within forty-five days following the Termination Date and not revoking a release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit B (the “Release”), the Employee shall be entitled to receive the following, in addition to the benefits described in Section 5(a) hereof:

(I)	Subject to the provisions of Section 5(b)(v) hereof, in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, a lump sum payment equal to the greater of (x) one times the Employee’s Annual Base Salary or (y) the Annual Base Salary that would have been paid to the Employee for the remainder of the Employment Term had the Employee not experienced a termination of employment, payable no later than the sixtieth day following termination.

(II)	Subject to the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee for a period of twelve (12) months at the Company’s expense, provided that the Employee is eligible and remains eligible for COBRA coverage.

(III)	Subject to the provisions of Section 5(b)(v) hereof, in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, a lump sum cash payment equal to the fair market value (calculated based on the average of the high and low prices of a share of Parent common stock on the NASDAQ National Market on the Termination Date) of the unvested portion of the Employee’s Bonus Shares, payable no later than the sixtieth day following termination.

ii.	If the Employee’s employment is terminated by the Company for Cause, if the Employee decides to terminate his employment with the Company without Good Reason, or if the Employee’s employment is terminated as a result of death or Disability, the Company has no obligation to provide any payment other than the payments set forth in Section 5(a) above.

iii.	The payments referred to in this Section 5 constitute the exclusive payments due the Employee upon termination under this Agreement, including any payment which may otherwise be payable pursuant to any other separation or severance policy established or maintained by Knight or the Company. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer. In addition, the Company’s obligation to make any severance payment provided for herein shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or its affiliates under this Agreement or otherwise.

iv.	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Employee, timely reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A and, to the maximum extent reasonably possible, to maintain the original intent and economic benefit to the Employee and the Company. The Company shall have no obligation to reform the Agreement to the extent it is determined by the parties hereto that, following the determination that such a modification would be appropriate, it was not possible to reform the Agreement to comply with Code Section 409A, and in such case, the Company shall have no obligation to pay any tax on behalf of the Employee associated with the failure of any payment or benefit hereunder to comply with Code Section 409A.

v.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a tennination of employment unless such tennination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of tennination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5fb)(v) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) the Employee’s annualized compensation based on the Employee’s annual rate of pay for the taxable year of the Employee preceding the taxable year in which the Employee has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee incurs a “separation from service.”

6.	Employee Covenants. The Employee acknowledges that the covenants in this Section 6 are an essential element of the transactions contemplated by the Purchase Agreement and a fundamental inducement to Knight to enter into the Purchase Agreement and the Company to enter into this Agreement. The Employee’s employment related to the Company has and will require that the Employee have access to, and knowledge of, “Confidential Information” (as defined below in Section 6(a)). The disclosure of any Confidential Information could place Knight and the Company at a serious competitive disadvantage and could do serious damage, financial or otherwise, to Knight and the Company. The Employee also has been and will continue to be given access to, and has developed and will continue to develop relationships with, customers of the Company. Knight and the Company have made, and will continue to make, substantial investments in the development of the Company’s good will and in the professional development, training and opportunities of the Employee. The capital expended to develop this good will directly benefits the Employee and other capital investments to be made by Knight and the Company to assist in the Employee’s professional development will confer a direct economic benefit on the Employee. Knight, the Company and the Employee acknowledge and agree that the Company provided the Employee with access to customers and confidential information related to the Company, as well as training related to the Company. Knight, the Company, and the Employee further acknowledge and agree that the Company will provide the Employee with access to the Company’s customers and Confidential Information, and that the Company will provide the Employee with training related to the Company.

a.	Confidentiality/Non-Disclosure. The Employee acknowledges that: (i) the business of the Company is intensely competitive and that the Employee’s employment by the Company will require, that the Employee have access to and knowledge of confidential information of the business of the Company, including, but not limited to, business and marketing plans, membership lists, strategies, customer information, other information concerning the Company’s services, development, financing, expansion plans, business policies and practices and other trade secrets (the “Confidential Information”); (ii) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (iii) the Confidential Information constitutes a trade secret of the Company; and (iv) the engaging by the Employee in any of the activities prohibited by this Section 6 may constitute improper misappropriation and/or use of such information and trade secrets. Accordingly, the Company and the Employee agree that during the Employment Term and at all times after the termination of the Employee’s employment by expiration of the Employment Term or otherwise, the Employee shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than hi the proper performance of the duties contemplated herein. This confidentiality covenant has no temporal, geographical or territorial restriction. The foregoing shall not apply to information that (x) was known to the public prior to its disclosure to the Employee, (y) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (z) the Employee is required to disclose by applicable law, regulation or legal process. The Employee agrees to return all Confidential Information, including, without limitation, all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term (including during his employment with the Seller), to the Company at any time upon request by the Company and upon the termination of his/her employment for any reason; provided that the Employee shall be permitted to retain his rolodex, address book and other similar personal items.

b.	Knight Policies and Procedures. Immediately upon the effectiveness of this Agreement pursuant to Section 9 hereof, and annually thereafter, the Employee shall execute and deliver to Knight, and abide by, each of the Knight personnel policies and acknowledgments attached hereto as Exhibit C including but not limited to the Knight Confidentiality and Invention Assignment Agreement and acknowledgments of the Knight Employee Handbook, Code of Business Conduct and Ethics, Electronic Communication and Information Usage Policy, and Harassment Policy. Notwithstanding the foregoing, if and to the extent that any of the personnel policies and acknowledgements attached hereto as Exhibit C (including, but not limited to, all of the items specified in the preceding sentence) conflicts or is inconsistent with the terms, conditions and provisions of this Agreement, this Agreement shall control, and such personnel policies and acknowledgements shall be deemed to be modified accordingly for purposes of their application to the Employee.

c.

Non-Compete.    At all times during the Employee’s employment with the Company, and for a period of one year following the Employee’s termination of employment for any reason (the “Non-Compete Period”), the Employee shall not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed by or act as a consultant to or otherwise be affiliated in any manner with, any “Competitive Business” (as defined below in this Section 6(c)) in the “Restricted Area” (as defined below in this Section 6(c)); provided, that the foregoing shall not prohibit the Employee from (i) owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity or (ii) commencing employment with a subsidiary, division or unit of any entity that engages in a Competitive Business so long as the Employee and such subsidiary, division or unit does not engage in a Competitive Business. For the purposes of this Agreement only, the capitalized term “Competitive Business” shall mean any business that competes with, or is substantially similar to, the Company. For the purposes of this Agreement only, the capitalized term “Restricted Area” shall mean the United States. Notwithstanding the above, if the Employee’s employment is terminated by the Company without Cause, by the Employee for Good Reason or as a result of the Company’s non-renewal of this Agreement pursuant to Section 2 hereof, and any portion of the Non-Compete Period is during a period in which the Employee is not subject to a noncompetition restriction under the Purchase Agreement, the Company shall pay to the Employee, in addition to the other amounts or benefits required to be paid or provided hereunder, the “Non-Compete Compensation” (as defined below); provided, however, the Company may, in its sole discretion elect to not pay the Employee the

Non-Compete Compensation in which case the Employee shall not be subject to the restrictions set forth in this Section 6(c). The “Non-Compete Compensation" shall be an amount equal to the Employee’s Annual Bonus paid in respect of services performed for the year prior to the Termination Date (but in no event less than $1,000,000), pro-rated for the portion of the post-termination Non-Compete Period that does not overlap with the period during which the Employee is subject to a non-competition restriction under the Purchase Agreement.

d.	Non-Solicitation; No Hire.

i.	For the Non-Compete Period, the Employee shall not, for the purposes of providing any product or service of a type substantially similar to any of the those provided by the Company, directly or indirectly solicit, on behalf of any person or entity, any customer, supplier or vendor of the Company or the Seller with which the Employee has contact as part of the Employee’s job responsibilities during the twelve (12) month period prior to the termination of the Employee’s employment.

ii.	For the Non-Compete Period, the Employee will not, for the Employee or on behalf of another person, directly or indirectly (a) solicit, encourage, entice or induce the employment of any person if such person is then employed by the Company or any subsidiary or affiliate of the Company or (b) hire any employee or consultant who has left the employment of, or consulting with, the Company or any subsidiary or affiliate of the Company within twelve (12) months of the tennination of such employee’s employment or consultancy with the Company or any subsidiary or affiliate of the Company.

iii.	Notwithstanding the foregoing, the provisions of this Section 6(d) shall not be violated by (1) general advertising or solicitation not specifically targeted at Company-related persons or entities, or (II) actions taken, without the knowledge of the Employee, by any person or entity with which the Employee is associated provided that the Employee is not involved in any maimer in the solicitation and has not identified such Company-related person or entity for soliciting or hiring.

e.	Remedy. The Employee further agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

f.	Non-Exclusivity; Survival. The covenants and obligations of Employee contained in this Section 6 are in addition to, and not in lieu of, any covenants and obligations which Employee may have with respect to the subject matter hereof including under the Purchase Agreement, whether by contract, as a matter of law or otherwise, and such covenants and obligations, and their enforceability shall survive any termination of this Agreement and the Employment Term and any investigation made with respect to the breach thereof by the Company at any time, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

g.	Enforceability. The Company and the Employee intend to and hereby confer jurisdiction to enforce this Section 6 upon the courts of any jurisdiction within the geographical scope of the restrictions set forth herein. If the courts of any one or more of such jurisdictions hold the restrictions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company‘s right to relief provided above in the courts of any other jurisdiction within the geographical scope of such restrictions, with breaches of such restrictions in such other jurisdiction being, for this purpose, severable into diverse and independent covenants.

h.	Severability. If any court determines that any of the provisions of this Section 6, or any part thereof, is invalid or unenforceable, the remainder of the provisions herein shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

i.	Blue-penciling. If it is ever held that the any of the provisions of this Section 6 are too onerous and is not necessary for the protection of the Company, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

7.	Acknowledgments. The Employee understands that the provisions of Section 6 may limit his/her ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time, geography and the scope of activity to be restrained; and (iii) the consideration provided under this Agreement, including, without limitation, the confidential and proprietary information and training provided to the Employee by the Company in connection with his employment with the Company, the notice period provided in Section 2, the Employee’s access to customers of the Company, Knight’s willingness to enter into the Purchase Agreement, and any amounts or benefits provided under Sections 3 and 5 hereof, are sufficient to compensate the Employee for the restrictions contained in Section 6 hereof. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he will not assert, and it should not be considered, that any provisions of Section 6 prevented him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable. Each of the covenants and agreements of Section 6 is given by the Employee as part of the consideration for this Agreement and the Purchase Agreement and as an inducement to the Company to enter into this Agreement and the Purchase Agreement and accept the obligations hereunder.

8.	Prior Obligations. The Employee represents, warrants, and covenants that he will respect any and all obligations which he may now have to prior employers or others relating to confidential information, inventions, discoveries, or documents and will not disclose to the Company, use, or induce the Company to use, any confidential information, inventions, discoveries, or documents of others.

9.	Effectiveness. This Agreement shall not become effective unless and until the date and time when the transactions contemplated by the Purchase Agreement are consummated in accordance with the terms of the Purchase Agreement (such date is referred to herein as the “Closing Date”). If the Purchase Agreement is terminated prior to the Closing Date or if the transactions contemplated by the Purchase Agreement are not consummated for any reason, this Agreement shall be deemed invalid and of no force and effect.

10.	Notices. All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

Libertas Holdings LLC

c/o Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Andrew M. Greenstein, Esq.

Telephone: (201) 557-6837

Telecopy: (201) 557-8043

E-Mail: agreenstein@knight.com

copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Daniel E. Wolf, Esq.

Telephone: (212) 735-3000

Telecopy: (212) 735-2000

E-Mail: Daniel.Wolf@skadden.com

If to the Employee:

Libertas Holdings LLC

One Greenwich Office Park

Greenwich, CT 06831

Facsimile No: (203) 422-0726

Telephone No.: (203) 629-1561

Attention: Gary Katcher

E-mail: gkatcher@libertaspartners.com

copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Adam J. Kansier, Esq.

Telephone: (212) 969-3689

Telecopy: (212) 969-2900

E-mail: akansler@proskauer.com

Each party may designate by notice in writing a. new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

11.

Severability.    If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate any of the other provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly to the maximum extent allowed by applicable law. In particular, if any of the covenants or agreements set forth in Section 6, or any part thereof, is held to be unenforceable because of the duration of such provision or the area, activity or subject covered thereby, or otherwise, the parties hereby expressly agree that the court or arbitral body making such determination shall have the power to reduce the duration and/or the area, activity or subject of such provision or otherwise limit any such provision, and, in its reduced form, such provision shall then be enforceable.

12.	Waivers. Neither the waiver by either party of a breach of or a default under any of the provisions of this Agreement, nor the failure of either party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

13.	Entire Agreement; Amendments. This Agreement and the Purchase Agreement contain the entire agreement between the parties with respect to the transactions contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein. Any amendment or change relating hereto shall be in writing and duly executed by the Employee and the Company.

14.	Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (but not including the choice of law rules thereof). Except as set forth in Section 6. the parties irrevocably submit to the jurisdiction of the courts of the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

15.	Waiver of Jury Trial. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY. AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	Assignment. All of the provisions hereof shall be binding upon and inure to the benefit of the parties and the heirs, executors, administrators and permitted assigns of the Employee and the successors and assigns of the Company; provided that the Employee‘s obligations hereunder are personal and nondelegable, whether by operation of law or otherwise, and except pursuant to the laws of testate or interstate distribution upon the death of the Employee, the Employee‘s rights hereunder are not assignable whether by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17.	Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

18.	Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

19.	Withholding. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

20.	Attorney Consultation. The Employee acknowledges that (i) the Company has advised the Employee of his right to consult with an attorney prior to executing this Agreement, (ii) the Employee has consulted with an attorney regarding the terms of this Agreement prior to executing it, (iii) the Employee has carefully read and fully understands all of the provisions of this Agreement, and (iv) the Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

21.	Indemnification; Liability Insurance. The Company will indemnify and hold the Employee harmless from and against all liabilities, suits, claims, actions, causes of action, debts and expenses (including reasonable attorneys‘ fees) arising from the Employee‘s employment by the Company and in the performance of the Employee’s duties for the Company in the same manner and subject to the same conditions as that provided to Knight officers. The Company shall advance reasonable attorneys’ fees in connection with said matters consistent with the terms and requirements of the Knight By-laws (including any applicable undertakings or reimbursements). The Employee shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance to the same extent, and subject to the same conditions, as other similarly situated Company officers and directors.

22.	280G. Notwithstanding anything to the contrary in this Agreement, to the extent that the Company reasonably determines that any of the payments or benefits provided for in Section 5 hereof would not be deductible (in whole or part) by the Company as a result of section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits will be reduced to the extent necessary to make the entirety of the payments and benefits provided for in Section 5 deductible.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Gary Katcher
Name:	Gary Katcher

LIBERTAS HOLDINGS LLC

By:	/s/ Gary Katcher
Name:	Gary Katcher
Title:	CEO

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